PROSPECTUS SUPPLEMENT NO. 2                    Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated February 18, 2000)        Registration No. 333-96387



                           HUMAN GENOME SCIENCES, INC.

                              --------------------

                                  $200,000,000
                   5% Convertible Subordinated Notes Due 2006
                                       and
                        2,792,321 Shares of Common Stock
                      Issuable Upon Conversion of the Notes

                              --------------------


     The following information supplements information contained in our prospectus dated February 18, 2000 relating to the potential offer and sale from time to time by holders of the notes and the underlying shares of our common stock. See "Plan of Distribution" in our prospectus.

     This prospectus supplement may only be delivered or used in connection with our prospectus. This prospectus supplement is incorporated by reference into our prospectus. Our common stock is listed on The Nasdaq National Market under the symbol "HGSI."

     NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.







                    Prospectus Supplement dated March 7, 2000

     The notes were originally issued by us and sold by Credit Suisse First Boston Corporation, as initial purchaser, in a transaction exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchaser to be qualified institutional buyers or other institutional accredited investors. Selling holders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell any or all of the notes and common stock into which the notes are convertible.

                              --------------------

     The following table supplements the information in our prospectus with respect to the selling holders and the principal amounts of notes and common stock they beneficially own that may be offered under our prospectus. The information is based on information provided by or on behalf of the selling holders. All information provided in this prospectus supplement is as of March 7, 2000.

     The selling holders may offer all, some or none of the notes or common stock into which the notes are convertible. Thus, we cannot estimate the amount of the notes or the common stock that will be held by the selling holders upon termination of any sales. The column showing ownership after completion of the offering assumes that the selling holders will sell all of the securities offered by this prospectus supplement. In addition, the selling holders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information about their notes in transactions exempt from the registration requirements of the Securities Act. None of the selling holders has had any material relationship with us or our affiliates within the past three years, except that Credit Suisse First Boston Corporation acted as the initial purchaser in connection with the notes and our 5% Convertible Subordinated Notes Due 2007 and acted as the dealer manager in connection with the offer we made to holders of our 5 1/2% Convertible Subordinated Notes Due 2006. No selling holder named in the table below beneficially owns one percent or more of our common stock. Common stock owned prior to the offering and after completion of the offering includes shares of common stock issuable upon conversion of our 5 1/2% Convertible Subordinated Notes Due 2006 and our 5% Convertible Subordinated Notes Due 2007.

                                                                                                                           COMMON
                                                                                                                        STOCK OWNED
                                                PRINCIPAL AMOUNT OF            COMMON STOCK          COMMON                AFTER
                                                 NOTES BENEFICIALLY           OWNED PRIOR TO          STOCK            COMPLETION OF
NAME                                             OWNED AND OFFERED             THE OFFERING          OFFERED            THE OFFERING
----                                             -----------------             ------------         -----------         ------------
Boulder Capital Inc. .................           $ 2,750,000                        76,744              38,394              38,350
Boulder II Limited ...................             3,750,000                       104,706              52,356              52,350
Credit Suisse First Boston Corporation             4,980,000                        69,528              69,528                  --
NALCO Chemical Company ...............               320,000                         4,467               4,467                  --
Onex Industrial Partners Limited .....             1,250,000                        34,902              17,452              17,450
Pebble Capital Inc. ..................               250,000                         6,940               3,490               3,450
Q                                                 -----------                   -----------         -----------         -----------

   Total .............................           $13,300,000                       297,287             185,687             111,600
                                                 ===========                   ===========         ===========         ===========

     Information concerning the selling holders may change from time to time and any changed information will be set forth in future prospectus supplements if and when necessary. Further, the per share conversion price, and therefore the number of shares of common stock issuable upon conversion of the notes, is subject to adjustment. As a result, the number of shares of common stock into which the notes are convertible may increase or decrease.


                                      S - 1